Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated February 19, 2014

JPMorgan Chase
270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

Release :IMMEDIATE

JPMORGAN CHASE and CO. DECLARES QUARTERLY COUPON ON ALERIAN MLP
INDEX ETN

New York, February 19, 2014 - JPMorgan Chase and Co. announced today the quarterly coupon amount for the Alerian MLP Index ETN (NYSE Arca: AMJ). The table below summarizes the coupon amount for the Alerian MLP Index ETN (the
"Notes").

NYSE   Registered  Declaration Ex-Date  Record   Payment   Coupon    Current
Arca   Issue Name  Date                 Date     Date      Amount(1) Yield(2)
Ticker                                                     per Note
------ ----------- ----------- -------- -------- --------- --------- --------
AMJ    Alerian MLP February    February March 3, March 11, $0.5655   4.77%
       Index ETN   19, 2014    27, 2014 2014     2014
------ ----------- ----------- -------- -------- --------- --------- --------

The Notes are subject to a maximum issuance limitation of 129,000,000 Notes, which may cause the Notes to trade at a premium relative to the indicative note value. Investors that pay a premium for the Notes could incur significant losses if that investor sells its notes at a time when some or all of the premium is no longer present.

1)   As defined in Amendment No. 6 to Reopening pricing supplement no. 1, dated
     June 14, 2012 for the Notes.

2)   "Current Yield" equals the current Coupon Amount annualized and divided by the closing price of the Notes on Feburary 18, 2014, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the Notes.

The Notes are senior, unsecured obligations of JPMorgan Chase and Co.

About JPMorgan Chase and Co.

JPMorgan Chase and Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset

Questions? Contact: JPMorgan Alerian ETN team, 1-800-576-3529
alerian_etn@jpmorgan.com

J.P. Morgan Chase and Co.
News Release

management and private equity. A component of the Dow Jones Industrial Average,
JPMorgan Chase and Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase and Co.
is available at www.jpmorganchase.com.

Investment suitability must be determined individually for each investor, and the Notes may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice.

Investors should consult with their own advisors as to these matters.

JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.

Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorganChase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the product supplement and the pricing supplement if you so request by calling toll-free 800-576-3529.

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